SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 9, 2004

Phillips-Van Heusen Corporation
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-07572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant's telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Phillips-Van Heusen Corporation, a Delaware corporation has provided EBITDA guidance of $147.0-$151.0 million for its fiscal 2004 year, excluding certain charges relating to the Company's exiting of its Bass wholesale footwear business, closing of underperforming retail outlet stores and debt extinguishment costs associated with its recent bond refinancing. EBITDA is a "non-GAAP financial measure" which represents net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is provided because the Company believes it is an important measure of liquidity. The Company uses EBITDA in connection with certain covenants relating to the Company's outstanding debt. EBITDA should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities as a measure of the Company's liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate EBITDA differently than other companies. Set forth below is the Company's reconciliation of net income (loss) to EBITDA of $149.0 million which is the midpoint of the range provided. It is not possible to provide a reconciliation for the entire range without unreasonable effort due to the number of elements which comprise EBITDA, including net income, income taxes, interest expense and depreciation and amortization, each of which is subject to a range of estimates.

EBITDA RECONCILIATION

			Estimated
	Estimated		Results
	Results	Estimated	Excluding
(In $000's)	Under	Special	Special
	GAAP	Items	Items

Net income (loss)	$ 37,900	($18,700)	$ 56,600

Plus:
Income tax expense (benefit)	20,400	(10,100)	30,500
Interest expense, net	43,000	9,000	34,000
Depreciation and amortization	27,900		27,900
EBITDA	$129,200	($19,800)	$149,000

The information contained in this Item 12 is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. Such information is not to be incorporated by reference into any registration statement or other document pursuant to the Securities Act or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips-Van Heusen Corporation

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date: March 9, 2004